Exhibit 99.1

BANKUNITED, INC. REPORTS SECOND QUARTER 2019 RESULTS

Miami Lakes, Fla. — July 24, 2019 — BankUnited, Inc. (the “Company”) (NYSE: BKU) today announced financial results for the quarter ended June 30, 2019.
For the quarter ended June 30, 2019, the Company reported net income of $81.5 million, or $0.81 per diluted share compared to $89.9 million, or $0.82 per diluted share, for the quarter ended June 30, 2018. Non-loss share diluted earnings per share, as previously reported,(1) for the quarter ended June 30, 2018 was $0.59.
For the six months ended June 30, 2019, the Company reported net income of $147.4 million, or $1.45 per diluted share compared to $175.1 million, or $1.59 per diluted share, for the six months ended June 30, 2018.
The annualized return on average stockholders’ equity for the six months ended June 30, 2019 was 10.1%, while the annualized return on average assets was 0.91%.
Rajinder Singh, Chairman, President and Chief Executive Officer, said, "This was a solid quarter for BankUnited. Earnings were strong, our success in growing non-interest bearing deposits continued and we embarked on the implementation phase of our BankUnited 2.0 initiative. We remain on track to deliver the results we outlined for investors last quarter."
Quarterly Highlights

•
For the quarter ended June 30, 2019, non-interest bearing demand deposits grew by $335 million, to 17.1% of total deposits at June 30, 2019 compared to 15.4% of total deposits at December 31, 2018. Total deposits increased by $243 million for the quarter ended June 30, 2019. Non-interest bearing demand deposits grew by $478 million for the six months ended June 30, 2019 while total deposits increased by $448 million. The cost of total deposits increased by 0.03% over the immediately preceding quarter ended March 31, 2019, to 1.70%.

•
Loans and leases, including equipment under operating lease, grew by $231 million during the quarter; loan and lease growth was $420 million excluding the transfer of $189 million of Pinnacle Public Finance loans to loans held for sale at June 30, 2019. For the six months ended June 30, 2019, excluding the transfer of Pinnacle loans to held for sale, loans and leases grew by $809 million.

•
Net interest income for the quarter ended June 30, 2019 was flat to the immediately preceding quarter at $190.9 million and, as expected, decreased by $64.4 million from $255.3 million for the quarter ended June 30, 2018. The net interest margin, calculated on a tax-equivalent basis, was 2.52% for the quarter ended June 30, 2019 compared to 2.54% for the immediately preceding quarter ended March 31, 2019 and 3.60% for the quarter ended June 30, 2018. The most significant reason for the declines in net interest income and the net interest margin for the quarter ended June 30, 2019 compared to the quarter ended June 30, 2018 was the decrease in accretion on formerly covered residential loans.

•
During the quarter ended June 30, 2019, the Company repurchased approximately 3.0 million shares of its common stock for an aggregate purchase price of approximately $102 million. During the six months ended June 30, 2019, the Company repurchased approximately 4.1 million shares of its common stock for an aggregate purchase price of approximately $142 million, at a weighted average price of $34.44 per share.

•
We are in the implementation phase of our BankUnited 2.0 initiative and remain on target to deliver the projected benefits presented to investors last quarter. Non-interest expense for the quarter ended June 30, 2019 included costs directly related to BankUnited 2.0 of $6.2 million.

•	Book value per common share grew to $30.09 at June 30, 2019 from $29.49 at December 31, 2018 while tangible book value per common share increased to $29.27 from $28.71 over the same period.

(1) Non-loss share diluted earnings per share is a non-GAAP financial measure. See section entitled "Non-GAAP Financial Measures" below for reconciliation of non-GAAP financial measurements to their comparable GAAP financial measurements.

Loans and Leases
Loans, including premiums, discounts and deferred fees and costs, totaled $22.6 billion at June 30, 2019 compared to $22.0 billion at December 31, 2018.
A comparison of loan and lease portfolio composition at the dates indicated follows (dollars in thousands):

	June 30, 2019		March 31, 2019		December 31, 2018
Residential and other consumer loans	$5,267,788	23.3%	$5,045,687	22.6%	$4,948,989	22.5%
Multi-family	2,383,116	10.5%	2,536,588	11.3%	2,585,421	11.8%
Non-owner occupied commercial real estate	4,862,256	21.5%	4,731,127	21.2%	4,611,573	21.0%
Construction and land	220,536	1.0%	198,265	0.9%	210,516	1.0%
Owner occupied commercial real estate	1,966,004	8.7%	1,979,161	8.9%	2,007,603	9.1%
Commercial and industrial	4,531,948	20.1%	4,484,992	20.1%	4,312,213	19.6%
National commercial lending platforms
Pinnacle	1,269,468	5.6%	1,450,316	6.4%	1,462,655	6.7%
Bridge - franchise finance	593,005	2.6%	546,489	2.4%	517,305	2.4%
Bridge - equipment finance	677,061	3.0%	640,910	2.9%	636,838	2.9%
SBF	256,274	1.1%	250,930	1.1%	252,221	1.1%
Mortgage warehouse lending	564,393	2.5%	494,352	2.2%	431,674	2.0%
	$22,591,849	100.0%	$22,358,817	100.0%	$21,977,008	100.0%
Equipment under operating lease, net	$707,680		$710,209		$702,354
The residential portfolio grew by $222 million for the quarter ended June 30, 2019. Continued runoff of the New York multi-family portfolio led to a decline of $153 million in multi-family loans for the quarter ended June 30, 2019. Non-owner occupied commercial real estate loans grew by $131 million for the quarter ended June 30, 2019. A decline of $25 million in the national commercial lending platforms, including equipment under operating lease, was net of the transfer of $189 million in Pinnacle Public Finance loans to held for sale, and included $80 million in growth at Bridge Funding Group, as well as a $70 million increase in mortgage warehouse outstandings.
Loans held for sale at June 30, 2019 included $189 million of Pinnacle Public Finance loans transferred to held for sale and $36 million of the guaranteed portion of SBA loans held for sale in the secondary market. At December 31, 2018, loans held for sale consisted entirely of the guaranteed portion of SBA loans.
Asset Quality and Allowance for Loan and Lease Losses
For the quarters ended June 30, 2019 and 2018 the Company recorded net recoveries of $2.7 million and a provision for loan losses of $9.0 million, respectively. The primary reason a net recovery was recognized for the quarter ended June 30, 2019 was reductions in certain specific reserves. For the six months ended June 30, 2019 and 2018, the Company recorded provisions for loan losses of $7.5 million and $12.1 million, respectively. The provision for the quarter and six months ended June 30, 2018 included $11.1 million and $14.0 million, respectively, related to taxi medallion loans.
Factors contributing to the recovery of loan losses for the quarter ended June 30, 2019 as compared to the provision recorded for the quarter ended June 30, 2018 included (i) the reduction in the provision related to taxi medallion loans; (ii) a decrease in the provision related to specific reserves for other loans; and (iii) changes in the composition of portfolio growth; offset by increases related to the relative impact on the provision of changes in certain qualitative loss factors. For the quarter ended June 30, 2018, there was a reduction in overall qualitative reserves.
Non-performing loans totaled $138.2 million or 0.61% of total loans at June 30, 2019, compared to $129.9 million or 0.59% of total loans at December 31, 2018. Non-performing loans included $28.4 million and $17.8 million of the guaranteed portion of SBA loans on non-accrual status, representing 0.13% and 0.08% of total loans at June 30, 2019 and December 31, 2018, respectively.

The ratios of the allowance for loan and lease losses to total loans and to non-performing loans were 0.50% and 81.17%, respectively, at June 30, 2019, compared to 0.50% and 84.63%, at December 31, 2018. The annualized ratio of net charge-offs to average loans was 0.05% for the six months ended June 30, 2019, compared to 0.28% for the year ended December 31, 2018, of which 0.18% related to taxi medallion loans.
The following table summarizes the activity in the allowance for loan and lease losses for the periods indicated (in thousands):

	Three Months Ended June 30,
	2019			2018
	Residential and Other Consumer	Commercial	Total	Residential and Other Consumer	Commercial	Total
Beginning balance	$10,952	$103,751	$114,703	$10,832	$126,644	$137,476
Provision (recovery)	131	(2,878)	(2,747)	(280)	9,275	8,995
Charge-offs	—	(1,711)	(1,711)	(222)	(12,046)	(12,268)
Recoveries	153	1,743	1,896	8	760	768
Ending balance	$11,236	$100,905	$112,141	$10,338	$124,633	$134,971

	Six Months Ended June 30,
	2019			2018
	Residential and Other Consumer	Commercial	Total	Residential and Other Consumer	Commercial	Total
Beginning balance	$10,788	$99,143	$109,931	$10,720	$134,075	$144,795
Provision	281	7,253	7,534	94	12,048	12,142
Charge-offs	—	(7,844)	(7,844)	(504)	(22,396)	(22,900)
Recoveries	167	2,353	2,520	28	906	934
Ending balance	$11,236	$100,905	$112,141	$10,338	$124,633	$134,971
Charge-offs related to taxi medallion loans totaled $8.1 million and $13.5 million, respectively, for the quarter and six months ended June 30, 2018.
Deposits
At June 30, 2019, deposits totaled $23.9 billion compared to $23.5 billion at December 31, 2018. The average cost of total deposits was 1.70% for the quarter ended June 30, 2019, compared to 1.67% for the immediately preceding quarter ended March 31, 2019, and 1.19% for the quarter ended June 30, 2018.
Net interest income
Net interest income for the quarter ended June 30, 2019 decreased to $190.9 million from $255.3 million for the quarter ended June 30, 2018. Net interest income was $381.8 million for the six months ended June 30, 2019, compared to $503.1 million for the six months ended June 30, 2018. Interest income decreased by $21.6 million and $27.6 million for the quarter and six month periods, respectively, primarily due to a decrease in both the yield on and average balance of formerly covered residential loans. Interest income on formerly covered residential loans declined by $67.7 million to $16.5 million for the quarter ended June 30, 2019 from $84.2 million for the quarter ended June 30, 2018. Interest expense increased by $42.8 million and $93.7 million for the quarter and six month periods, respectively, due to increases in both average interest bearing liabilities and the cost of funds.
The Company’s net interest margin, calculated on a tax-equivalent basis, decreased to 2.52% for the quarter ended June 30, 2019, from 2.54% for the immediately preceding quarter ended March 31, 2019 and 3.60% for the quarter ended June 30, 2018. The Company's net interest margin, calculated on a tax-equivalent basis, was 2.53% for the six months ended June 30, 2019, compared to 3.58% for the six months ended June 30, 2018.
The most significant factor impacting the decrease in net interest margin for the quarter and six months ended June 30, 2019 compared to the quarter and six months ended June 30, 2018 was the decrease in accretion on formerly covered residential loans. Both the average balance of and yield on these loans declined. The decline in the average balance resulted from the sale of a substantial portion of the loans during 2018. The yield on the remaining loans declined to 34.05% and 33.52%, respectively, for the quarter and six months ended June 30, 2019 from 70.82% and 67.96%, respectively, for the quarter and six months ended June 30, 2018, due primarily to changes in assumptions about the remaining period over which accretable yield would be realized, attributable to management's decision to retain certain loans beyond expiration of the Single Family Shared-Loss Agreement.
Other offsetting factors contributing to the decline in the net interest margin included:

•
The tax-equivalent yield on loans other than formerly covered residential loans increased to 4.26% and 4.25%, respectively, for the quarter and six months ended June 30, 2019, from 3.96% and 3.89%, respectively, for the quarter and six months ended June 30, 2018. The most significant factor contributing to this increased yield was the impact of increases in benchmark interest rates.

•
The tax-equivalent yield on investment securities increased to 3.61% and 3.63%, respectively, for the quarter and six months ended June 30, 2019 from 3.33% and 3.19%, respectively, for the quarter and six months ended June 30, 2018.

•
The average rate on interest bearing liabilities increased to 2.17% and 2.13%, respectively, for the quarter and six months ended June 30, 2019, from 1.58% and 1.48%, respectively, for the quarter and six months ended June 30, 2018, reflecting higher average rates on both interest bearing deposits and FHLB advances. Increases in the cost of interest bearing liabilities primarily reflected increases in market interest rates.

•	Average non-interest bearing demand deposits increased as a percentage of total deposits for the quarter and six months ended June 30, 2019 compared to the quarter and six months ended June 30, 2018.
Non-interest income
Non-interest income totaled $35.3 million and $71.6 million, respectively, for the quarter and six months ended June 30, 2019 compared to $32.0 million and $60.0 million, respectively, for the quarter and six months ended June 30, 2018.
The most significant factor contributing to the increase in non-interest income for the six months ended June 30, 2019 compared to the corresponding period in the prior year was an increase of $7.4 million in gain on investment securities. Gains on investment securities related to sales of securities in the course of managing the Company's liquidity position and to increases in the fair values of certain marketable equity securities.
Lease financing income decreased by $0.5 million for the quarter ended June 30, 2019 compared to the quarter ended June 30, 2018. The quarter ended June 30, 2018 included gains of $3.8 million related to the disposition of equipment under operating lease.
Non-interest expense
Non-interest expense totaled $120.1 million and $246.8 million, respectively, for the quarter and six months ended June 30, 2019 compared to $161.2 million and $323.1 million, respectively, for the quarter and six months ended June 30, 2018. The most significant component of these decreases in non-interest expense was the decrease in amortization of the FDIC indemnification asset. The FDIC indemnification asset was amortized to zero during the fourth quarter of 2018 in light of the expected termination of the Single Family Shared-Loss Agreement.
Employee compensation and benefits declined by $8.3 million and $10.1 million for the quarter and six months ended June 30, 2019 relative to the comparable periods of the prior year, primarily due to a reduction in headcount. Professional fees increased by $4.3 million and $9.3 million, respectively, during the quarter and six months ended June 30, 2019 compared to the quarter and six months ended June 30, 2018. The increases in professional fees were primarily attributable to consulting services related to our BankUnited 2.0 initiative. Increased technology and telecommunications expense related primarily to investments we are making in cloud technology, our digital platforms, data initiatives and enhancement of some of our risk management capabilities.
Costs incurred directly related to the implementation of our BankUnited 2.0 initiative during the three and six months ended June 30, 2019 included professional fees of $4.7 million and $10.3 million, respectively; branch closure expenses of $0.6 million and $0.9 million, respectively; and severance costs of $0.9 million for both periods.

Provision for income taxes
The effective income tax rate was 25.2% and 25.9% for the quarter and six months ended June 30, 2019, compared to 23.2% and 23.1% for the quarter and six months ended June 30, 2018. An increase in state income taxes contributed to the increase in the effective tax rate. The effective income tax rate differed from the statutory federal income tax rate of 21% for the quarter and six months ended June 30, 2019 due primarily to the impact of state income taxes, partially offset by the benefit of income not subject to federal tax.
Earnings Conference Call and Presentation
A conference call to discuss quarterly results will be held at 9:00 a.m. ET on Wednesday, July 24, 2019 with Chairman, President and Chief Executive Officer, Rajinder P. Singh, and Chief Financial Officer, Leslie N. Lunak.
The earnings release and slides with supplemental information relating to the release will be available on the Investor Relations page under About Us on www.bankunited.com prior to the call. The call may be accessed via a live Internet webcast at www.bankunited.com or through a dial in telephone number at (855) 798-3052 (domestic) or (234) 386-2812 (international). The name of the call is BankUnited, Inc. and the confirmation number for the call is 1136267. A replay of the call will be available from 12:00 p.m. ET on July 24th through 11:59 p.m. ET on July 31st by calling (855) 859-2056 (domestic) or (404) 537-3406 (international). The pass code for the replay is 1136267. An archived webcast will also be available on the Investor Relations page of www.bankunited.com.
About BankUnited, Inc.
BankUnited, Inc., with total assets of $33.1 billion at June 30, 2019, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida with 80 banking centers in 14 Florida counties and 5 banking centers in the New York metropolitan area at June 30, 2019.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance.
The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions, including (without limitations) those relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 which is available at the SEC’s website (www.sec.gov).
Contact
BankUnited, Inc.
Investor Relations:
Leslie N. Lunak, 786-313-1698
llunak@bankunited.com
Source: BankUnited, Inc.

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands, except share and per share data)

	June 30, 2019	December 31, 2018
ASSETS
Cash and due from banks:
Non-interest bearing	$10,152	$9,392
Interest bearing	432,681	372,681
Cash and cash equivalents	442,833	382,073
Investment securities (including securities recorded at fair value of $8,128,708 and $8,156,878)	8,138,708	8,166,878
Non-marketable equity securities	289,789	267,052
Loans held for sale	224,759	36,992
Loans (including covered loans of $201,376 at December 31, 2018)	22,591,849	21,977,008
Allowance for loan and lease losses	(112,141)	(109,931)
Loans, net	22,479,708	21,867,077
Bank owned life insurance	274,603	263,340
Equipment under operating lease, net	707,680	702,354
Goodwill and other intangible assets	77,696	77,718
Other assets	456,489	400,842
Total assets	$33,092,265	$32,164,326

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Demand deposits:
Non-interest bearing	$4,099,636	$3,621,254
Interest bearing	1,831,441	1,771,465
Savings and money market	10,910,607	11,261,746
Time	7,080,716	6,819,758
Total deposits	23,922,400	23,474,223
Federal funds purchased	99,000	175,000
Federal Home Loan Bank advances	5,331,000	4,796,000
Notes and other borrowings	403,661	402,749
Other liabilities	468,294	392,521
Total liabilities	30,224,355	29,240,493

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 95,315,633 and 99,141,374 shares issued and outstanding	953	991
Paid-in capital	1,080,966	1,220,147
Retained earnings	1,803,360	1,697,822
Accumulated other comprehensive income (loss)	(17,369)	4,873
Total stockholders' equity	2,867,910	2,923,833
Total liabilities and stockholders' equity	$33,092,265	$32,164,326

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Interest income:
Loans	$249,364	$288,264	$489,996	$562,264
Investment securities	72,796	56,092	149,141	106,077
Other	5,069	4,499	9,921	8,290
Total interest income	327,229	348,855	649,058	676,631
Interest expense:
Deposits	99,987	65,298	197,408	121,659
Borrowings	36,359	28,294	69,866	51,900
Total interest expense	136,346	93,592	267,274	173,559
Net interest income before provision for loan losses	190,883	255,263	381,784	503,072
Provision for (recovery of) loan losses (including $294 and $567 for covered loans for the three and six months ended June 30, 2018)	(2,747)	8,995	7,534	12,142
Net interest income after provision for loan losses	193,630	246,268	374,250	490,930
Non-interest income:
Income from resolution of covered assets, net	—	4,238	—	7,555
Net loss on FDIC indemnification	—	(1,400)	—	(5,015)
Deposit service charges and fees	4,290	3,510	8,120	6,997
Gain (loss) on sale of loans, net (including $(2,002) and $(298) related to covered loans for the three and six months ended June 30, 2018)	2,121	768	5,057	4,269
Gain on investment securities, net	4,116	2,142	9,901	2,506
Lease financing	17,005	17,492	34,191	31,594
Other non-interest income	7,805	5,223	14,323	12,053
Total non-interest income	35,337	31,973	71,592	59,959
Non-interest expense:
Employee compensation and benefits	57,251	65,537	122,484	132,573
Occupancy and equipment	13,991	14,241	27,157	28,544
Amortization of FDIC indemnification asset	—	44,250	—	84,597
Deposit insurance expense	5,027	4,623	9,068	9,435
Professional fees	6,937	2,657	14,808	5,532
Technology and telecommunications	12,013	8,644	23,181	16,858
Depreciation of equipment under operating lease	11,489	9,476	23,301	18,792
Other non-interest expense	13,377	11,819	26,776	26,733
Total non-interest expense	120,085	161,247	246,775	323,064
Income before income taxes	108,882	116,994	199,067	227,825
Provision for income taxes	27,431	27,094	51,644	52,690
Net income	$81,451	$89,900	$147,423	$175,135
Earnings per common share, basic	$0.81	$0.82	$1.46	$1.60
Earnings per common share, diluted	$0.81	$0.82	$1.45	$1.59

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Three Months Ended June 30,
	2019			2018
	Average Balance	Interest (1)(2)	Yield/ Rate (1)(2)	Average Balance	Interest (1)(2)	Yield/ Rate (1)(2)
Assets:
Interest earning assets:
Non-covered loans	$22,505,138	$253,766	4.52%	$21,117,897	$208,415	3.96%
Covered loans	—	—	—%	475,568	84,200	70.82%
Total loans	22,505,138	253,766	4.52%	21,593,465	292,615	5.43%
Investment securities (3)	8,187,518	73,867	3.61%	6,902,634	57,444	3.33%
Other interest earning assets	525,563	5,069	3.87%	484,087	4,499	3.73%
Total interest earning assets	31,218,219	332,702	4.27%	28,980,186	354,558	4.90%
Allowance for loan and lease losses	(117,206)			(140,223)
Non-interest earning assets	1,589,286			1,912,471
Total assets	$32,690,299			$30,752,434
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$1,773,912	6,225	1.41%	$1,621,161	4,195	1.04%
Savings and money market deposits	10,924,580	52,191	1.92%	10,553,624	33,317	1.27%
Time deposits	6,944,862	41,571	2.40%	6,475,569	27,786	1.72%
Total interest bearing deposits	19,643,354	99,987	2.04%	18,650,354	65,298	1.40%
Federal funds purchased	127,242	771	2.42%	—	—	—%
FHLB advances	5,028,418	30,263	2.41%	4,761,659	22,988	1.94%
Notes and other borrowings	405,726	5,325	5.25%	402,805	5,306	5.27%
Total interest bearing liabilities	25,204,740	136,346	2.17%	23,814,818	93,592	1.58%
Non-interest bearing demand deposits	3,932,716			3,315,851
Other non-interest bearing liabilities	601,703			536,800
Total liabilities	29,739,159			27,667,469
Stockholders' equity	2,951,140			3,084,965
Total liabilities and stockholders' equity	$32,690,299			$30,752,434
Net interest income		$196,356			$260,966
Interest rate spread			2.10%			3.32%
Net interest margin			2.52%			3.60%

(1)	On a tax-equivalent basis where applicable

(2)	Annualized

(3)	At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Six Months Ended June 30,
	2019			2018
	Average Balance	Interest (1)(2)	Yield/ Rate (1)(2)	Average Balance	Interest (1)(2)	Yield/ Rate (1)(2)
Assets:
Interest earning assets:
Non-covered loans	$22,241,262	$498,776	4.51%	$20,951,864	$405,293	3.89%
Covered loans	—	—	—%	487,070	165,509	67.96%
Total loans	22,241,262	498,776	4.51%	21,438,934	570,802	5.35%
Investment securities (3)	8,353,116	151,474	3.63%	6,837,901	108,967	3.19%
Other interest earning assets	510,933	9,921	3.91%	501,376	8,291	3.33%
Total interest earning assets	31,105,311	660,171	4.26%	28,778,211	688,060	4.80%
Allowance for loan and lease losses	(114,157)			(142,706)
Non-interest earning assets	1,596,565			1,928,486
Total assets	$32,587,719			$30,563,991
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$1,738,393	11,864	1.38%	$1,610,643	8,352	1.05%
Savings and money market deposits	11,187,818	105,008	1.89%	10,675,768	62,371	1.18%
Time deposits	6,926,041	80,536	2.34%	6,395,299	50,936	1.61%
Total interest bearing deposits	19,852,252	197,408	2.01%	18,681,710	121,659	1.31%
Federal funds purchased	132,282	1,596	2.41%	—	—	—%
FHLB advances	4,845,337	57,637	2.40%	4,611,359	41,285	1.81%
Notes and other borrowings	405,547	10,633	5.24%	402,822	10,615	5.27%
Total interest bearing liabilities	25,235,418	267,274	2.13%	23,695,891	173,559	1.48%
Non-interest bearing demand deposits	3,769,828			3,306,238
Other non-interest bearing liabilities	629,123			487,313
Total liabilities	29,634,369			27,489,442
Stockholders' equity	2,953,350			3,074,549
Total liabilities and stockholders' equity	$32,587,719			$30,563,991
Net interest income		$392,897			$514,501
Interest rate spread			2.13%			3.32%
Net interest margin			2.53%			3.58%

(1)	On a tax-equivalent basis where applicable

(2)	Annualized

(3)	At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
EARNINGS PER COMMON SHARE
(In thousands except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
c	2019	2018	2019	2018
Basic earnings per common share:
Numerator:
Net income	$81,451	$89,900	$147,423	$175,135
Distributed and undistributed earnings allocated to participating securities	(3,382)	(3,463)	(6,074)	(6,676)
Income allocated to common stockholders for basic earnings per common share	$78,069	$86,437	$141,349	$168,459
Denominator:
Weighted average common shares outstanding	97,451,019	106,170,834	98,150,014	106,347,378
Less average unvested stock awards	(1,174,339)	(1,222,436)	(1,173,137)	(1,165,750)
Weighted average shares for basic earnings per common share	96,276,680	104,948,398	96,976,877	105,181,628
Basic earnings per common share	$0.81	$0.82	$1.46	$1.60
Diluted earnings per common share:
Numerator:
Income allocated to common stockholders for basic earnings per common share	$78,069	$86,437	$141,349	$168,459
Adjustment for earnings reallocated from participating securities	9	12	13	23
Income used in calculating diluted earnings per common share	$78,078	$86,449	$141,362	$168,482
Denominator:
Weighted average shares for basic earnings per common share	96,276,680	104,948,398	96,976,877	105,181,628
Dilutive effect of stock options and certain share-based awards	345,899	522,997	312,821	519,598
Weighted average shares for diluted earnings per common share	96,622,579	105,471,395	97,289,698	105,701,226
Diluted earnings per common share	$0.81	$0.82	$1.45	$1.59

BANKUNITED, INC. AND SUBSIDIARIES
SELECTED RATIOS

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Financial ratios (5)
Return on average assets	1.00%	1.17%	0.91%	1.16%
Return on average stockholders’ equity	11.1%	11.7%	10.1%	11.5%
Net interest margin (4)	2.52%	3.60%	2.53%	3.58%

	June 30, 2019	December 31, 2018
Asset quality ratios
Non-performing loans to total loans (1) (3) (6)	0.61%	0.59%
Non-performing assets to total assets (2) (6)	0.45%	0.43%
Allowance for loan and lease losses to total loans (3)	0.50%	0.50%
Allowance for loan and lease losses to non-performing loans (1) (6)	81.17%	84.63%
Net charge-offs to average loans (5)	0.05%	0.28%

	BankUnited, Inc.	BankUnited, N.A.
Capital ratios
Tier 1 leverage	8.6%	9.3%
Common Equity Tier 1 ("CET1") risk-based capital	12.0%	12.9%
Total risk-based capital	12.4%	13.4%

(1)
We define non-performing loans to include non-accrual loans, and loans, other than ACI loans and government insured residential loans, that are past due 90 days or more and still accruing. Contractually delinquent ACI loans and government insured residential loans on which interest continues to be accreted or accrued are excluded from non-performing loans.

(2)	Non-performing assets include non-performing loans, OREO and other repossessed assets.

(3)	Total loans include premiums, discounts, and deferred fees and costs.

(4)	On a tax-equivalent basis.

(5)	Annualized for the three month and six month periods.

(6)
Non-performing loans and assets include the guaranteed portion of non-accrual SBA loans totaling $28.4 million or 0.13% of total loans and 0.09% of total assets, at June 30, 2019; compared to $17.8 million or 0.08% of total loans and 0.06% of total assets, at December 31, 2018.

Non-GAAP Financial Measures
Tangible book value per common share is a non-GAAP financial measure. Management believes this measure is relevant to understanding the capital position and performance of the Company. Disclosure of this non-GAAP financial measure also provides a meaningful base for comparison to other financial institutions. The following table reconciles the non-GAAP financial measurement of tangible book value per common share to the comparable GAAP financial measurement of book value per common share at June 30, 2019 (in thousands except share and per share data):

Total stockholders’ equity	$2,867,910
Less: goodwill and other intangible assets	77,696
Tangible stockholders’ equity	$2,790,214

Common shares issued and outstanding	95,315,633

Book value per common share	$30.09

Tangible book value per common share	$29.27
Non-loss share diluted earnings per share is a non-GAAP financial measure. Management believes disclosure of this measure provides readers with information that may be useful in understanding the impact of the covered loans and FDIC indemnification asset on the Company’s earnings for periods prior to the termination of the Single Family Shared-Loss Agreement. The following table reconciles this non-GAAP financial measurement to the comparable GAAP financial measurement of diluted earnings per common share for the three months ended June 30, 2018 (in millions except share and per share data. Shares in thousands):

Three Months Ended June 30, 2018
Net Income (GAAP)	$89.9
Less Loss Share Contribution	(25.0)
Net Income as reported, minus Loss Share Contribution	$64.9
Diluted earnings per common share, excluding Loss Share Contribution:
Diluted earnings per common share (GAAP)	$0.82
Less: Net impact on diluted earnings per common share of Loss Share Contribution (non-GAAP)	(0.23)
Non-loss share diluted earnings per common share (non-GAAP)	$0.59
Non-loss share diluted earnings per share:
Loss Share Contribution	$25.0
Weighted average shares for diluted earnings per common share (GAAP)	105,471
Impact on diluted earnings per common share of Loss Share Contribution (non-GAAP)	0.24
Impact on diluted earnings per common share of Loss Share Contribution:
Loss Share Contribution, net of tax, allocated to participating securities	(1.0)
Weighted average shares for diluted earnings per common share (GAAP)	105,471
Impact on diluted earnings per common share of Loss Share Contribution allocated to participating securities (non-GAAP)	(0.01)
Net impact on diluted earnings per common share of Loss Share Contribution (non-GAAP)	$0.23

Supplemental Calculations
Calculation of Loss Share Contribution and Non-Loss Share Earnings Per Share
Non-Loss Share Earnings are calculated by removing the total Loss Share Contribution from Net Income. The Loss Share Contribution is a hypothetical presentation of the impact of the covered loans and FDIC indemnification asset on earnings for each respective quarter, reflecting the excess of Loss Share Earnings over hypothetical interest income that could have been earned on alternative assets (in millions except share and per share data):

Three Months Ended June 30, 2018 (3)
Net Income As Reported	$89.9
Calculation of Loss Share Contribution:
Interest Income - Covered Loans (Accretion)	$84.2
Amortization of FDIC Indemnification Asset	(44.3)
Loss Share Earnings	40.0
Hypothetical interest income on alternate assets (1)	(5.9)
Loss Share Contribution, pre-tax	34.1
Income taxes (2)	(9.0)
Loss Share Contribution, after tax	$25.0

Net Income as reported, minus Loss Share Contribution	$64.9

Diluted Earnings Per Common Share, as Reported	$0.82
Earnings Per Share, Loss Share Contribution	0.23
Non-Loss Share Diluted Earnings Per Share	$0.59

(1)	See section entitled "Supplemental Calculations - Calculation of Hypothetical Interest Income on Alternate Assets" below for calculation of these amounts and underlying assumptions.
(2) An assumed marginal tax rate of 26.5% was applied.
(3) Calculation variances of $0.1 million in the table above are due to rounding.

Calculation of Hypothetical Interest Income on Alternate Assets
The hypothetical interest income calculated below reflects the estimated income that may have been earned if the average balance of covered loans and the FDIC indemnification asset were liquidated and the proceeds assumed to be invested in securities at the weighted average yield on the Company’s investment securities portfolio as reported. Historically, cash received from the repayment, sale, or other resolution of covered loans and cash payments received from the FDIC under the terms of the Shared Loss Agreement have generally been reinvested in non-covered loans or investment securities. There is no assurance that the hypothetical results illustrated below would have been achieved if the covered loans and FDIC indemnification asset had been liquidated and proceeds reinvested (dollars in millions):

Three Months Ended June 30, 2018
Average Balances (1)
Average Covered Loans	$476
Average FDIC Indemnification Asset	231
Average Loss Share Asset	$707

Yield
Yield on securities - reported (2)	3.33%
Hypothetical interest income on alternate assets	$5.9

(1)	Calculated as the simple average of beginning and ending balances reported for each period.
(2) The weighted average yield on the Company’s investment securities as reported for the applicable quarter.